AEP Industries Inc. Reports Fiscal 2010 Third Quarter and Year-to-Date Results

SOUTH HACKENSACK, N.J., Sept. 9 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its third quarter ended July 31, 2010.

Net sales for the third quarter of fiscal 2010 increased $15.2 million, or 8%, to $204.9 million from $189.7 million for the third quarter of fiscal 2009.  Net sales for the nine months ended July 31, 2010 increased $25.2 million, or 5%, to $577.7 million from $552.5 million in the same period of the prior fiscal year.  The increases were the result of an increase in average selling prices attributable to higher resin costs during the comparable periods, partially offset by a decrease in sales volume reflecting the current economic environment.  The effect of foreign exchange on net sales during the three and nine months ended July 31, 2010 was a positive impact of $1.7 million and $6.6 million, respectively, relating to the Company's Canadian operations.

Gross profit for the third quarter of fiscal 2010 decreased $3.9 million to $33.6 million from $37.5 million in the same quarter of the prior fiscal year.  Expansion in material margin (net sales less raw material costs) was offset by lower volumes sold and lower plant utilization during the period. The Company experienced an $11.1 million decrease in its LIFO reserve during the third quarter of fiscal 2010 due to decreasing resin costs during May through July 2010, versus a $5.0 million increase in the LIFO reserve during the third quarter of fiscal 2009, for an aggregate decrease of $16.1 million year-over-year.  Gross profit adjusted for LIFO reserve fluctuations reflect the negative impact on the business of rapidly changing resin costs and margin compression resulting from extremely competitive market conditions.  The third quarter of fiscal 2010 also included $0.4 million of positive impact of foreign exchange relating to the Company's Canadian operations.

Gross profit for the first nine months of fiscal 2010 decreased $49.7 million to $77.5 million from $127.2 million in the same period of the prior fiscal year.  The Company experienced a $6.2 million increase in its LIFO reserve during the first nine months of fiscal 2010 versus a $21.3 million decrease in the LIFO reserve during the first nine months of fiscal 2009, for an aggregate increase of $27.5 million year-over-year.  Excluding the effects of the LIFO reserve increase, gross profit decreased $22.2 million, which is primarily the result of a lag in selling price increases during the period, lower plant utilization and $0.9 million consulting costs associated with the implementation of the Company's new operating system.  The first nine months of fiscal 2010 also included $1.2 million of positive impact relating to the Company's Canadian operations.

Operating expenses for the third quarter of fiscal 2010 decreased $2.5 million, or 9.6%, to $23.7 million, and decreased $3.2 million, or 4.4%, to $70.6 million for the first nine months of fiscal 2010, as compared to the same periods of the prior fiscal year.  Operating expense for both 2010 periods reflected cost cutting initiatives implemented during fiscal 2009, decreased volumes sold in the current period resulting in lower selling and delivery costs, and a decrease in share-based compensation costs associated with the Company's stock options and performance units, partially offset by an increase in fuel costs and consulting costs associated with the implementation of the Company's new operating system.  There was an unfavorable foreign exchange impact of $0.2 million and $0.8 million for the three and nine months ended July 31, 2010, respectively.

"The third quarter was more challenging than anticipated due to the severity and frequency of resin cost decreases combined with the fact that market prices declined in anticipation of those resin cost decreases, thus reducing margins," said Brendan Barba, Chairman and Chief Executive Officer of the Company.  "The current economic climate continues to negatively affect our business, particularly in the parts of our business related to the housing and construction industries.  The marketplace continues to consolidate and competition, as always, is fierce.  We are committed to creating value for shareholders and controlling internal costs remains a priority."

Interest expense for the three months ended July 31, 2010 remained relatively flat and decreased $0.6 million for the nine months ended July 31, 2010 as compared to the prior year period, primarily due to a reduction in average debt outstanding.

Net income (loss) for the three and nine months ended July 31, 2010 was income of $3.7 million or $0.55 per diluted share and a loss of $2.7 million or $(0.39) per diluted share, respectively. Net income for the three and nine months ended July 31, 2009 was $5.4 million or $0.79 per diluted share and $29.1 million or $4.28 per diluted share, respectively.

Adjusted EBITDA was $4.6 million in the current quarter as compared to $23.0 million for the three months ended July 31, 2009.  Adjusted EBITDA for the nine months ended July 31, 2010 was $30.6 million, as compared to $49.3 million for the nine months ended July 31, 2009.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry.  Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Quarter	July YTD	Third Quarter	July YTD
	Fiscal 2010	Fiscal 2010	Fiscal 2009	Fiscal 2009
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income (loss)	$3,746	$(2,651)	$5,417	$29,112
Provision (benefit) for taxes	2,532	(1,307)	1,921	17,005
Interest expense	3,804	11,414	3,759	12,052
Depreciation and amortization expense	5,252	15,978	4,787	14,151
(Decrease) increase in LIFO reserve	(11,070)	6,205	5,039	(21,322)
Gain on extinguishment of debt, net	-	-	-	(5,285)
Other non-operating (income) expense	(54)	(280)	234	586
Non-cash share-based compensation	341	1,266	1,858	3,005

Adjusted EBITDA	$4,551	$30,625	$23,015	$49,304

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 10, 2010, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 95923034.  An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, resin availability, new operating system, cash flow guidance and market conditions, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2009 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2010	2009	2010	2009
NET SALES	$204,870	$189,750	$577,702	$552,529
COST OF SALES	171,247	152,267	500,229	425,281
Gross profit	33,623	37,483	77,473	127,248
OPERATING EXPENSES:
Delivery	9,887	9,781	28,341	28,246
Selling	8,895	10,027	26,545	28,610
General and administrative	4,869	6,347	15,670	16,929
Total operating expenses	23,651	26,155	70,556	73,785
OTHER OPERATING INCOME:
Gain on sales of property, plant and equipment, net	56	3	259	7
Operating income	10,028	11,331	7,176	53,470
OTHER INCOME (EXPENSE):
Interest expense	(3,804)	(3,759)	(11,414)	(12,052)
Gain on extinguishment of debt, net	-	-	-	5,285
Other, net	54	(234)	280	(586)
Income (loss) before (provision) benefit for income taxes	6,278	7,338	(3,958)	46,117
(PROVISION) BENEFIT FOR INCOME TAXES	(2,532)	(1,921)	1,307	(17,005)
Net income (loss)	$3,746	$5,417	$(2,651)	$29,112
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.55	$0.80	$(0.39)	$4.30
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.55	$0.79	$(0.39)	$4.28

Contact:	Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com